EXHIBIT 7.2

                                 GENROCO, INC.
                        FORM OF STOCK PURCHASE AGREEMENT

     THIS AGREEMENT, dated the ---- day of ---------, ----, is made by GENROCO, INC., a Wisconsin corporation (the "Company") and ------------ (the "Employee").

     WHEREAS, the Company believes it to be in the best interests of the Company for Employee to obtain stock ownership in the Company in order that he will have a greater incentive to work for and manage the Company's affairs in such a way that its shares may become more valuable; and

     WHEREAS, Employee desires to purchase shares in the Company.

     NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.   Purchase of Shares.  The Company shall sell to Employee, and Employee
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shall purchase from the Company ------- shares of the common stock of the
Company.

     2.   Purchase Price.  The purchase price of the shares shall be $------ per
          --------------
share, for an aggregate purchase price of $-----------. The purchase price per share is equal to approximately -----% of the average of the bid and asked price for the shares for 30 days prior to the date of this Agreement.

     3.   Company Loan.  The purchase price shall be funded by a loan from the
          ------------
Company to the Employee in substantially the same form as attached hereto. Employee's obligation under the loan shall be secured by the shares purchased under this Agreement. The stock shall be held in custody by the Company or an agent for the Company until the loan has been repaid. The Employee shall deliver a signed, blank stock power to the Company relating thereto.

     4.   Securities Law Representations.  Employee represents that:  (i) he is
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acquiring the stock for his own account for investment and not with a view to, or for sale in connection with, the resale or distribution of any such stock;
(ii) he understands that by "investment" it is meant that he is acquiring such stock because of his desire to acquire a proprietary interest in the Company and because of prospects of future long term appreciation in the value of such stock; (iii) he understands that such stock is not being registered under the Securities Act of 1933, as amended, on the grounds that the issuance of such stock pursuant to the exercise hereof is exempt under such Act, as not involving any public offering; (iv) he understands that the Company's reliance on such exemption is in part based on his representations; (v) he understands the statutory basis for such exemption might not be present if, notwithstanding such representations, the Employee has in mind acquiring such stock for resale on the occurrence or nonoccurrence of some predetermined event; and (vi) he may not transfer the stock unless and until he has furnished the Company with an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer may be made without violation of the securities Act of 1933, as amended, and applicable state securities laws.

     5.   Put and Call as to Shares.
          -------------------------

          (a)   Company Call Option.  The Company shall have three separate and
                -------------------
                independent call options with respect to the shares purchased under this Agreement, at the price of $----- per share.

                               Page 9 of 17 Pages

Each call option shall apply to separate ---- share blocks [equal to 1/3 the total number of shares purchased pursuant to the agreement] of Company stock. The Company's call options shall be as follows:

               (i) The Company shall have a call option on the first ----- share block if Employee does not remain continuously employed by the Company through -------------------- [approximately one year after the date of the agreement]. To exercise the call option, the Company must give written notice to Employee on or before -------------------- [one month from the date previously listed in this subsection].

               (ii) The Company shall have a call option on the second ----- share block if Employee does not remain continuously employed by the Company through -------------------- [approximately two years from the date of the agreement]. To exercise the call option, the Company must give written notice to Employee on or before -------------------- [one month from the date previously listed in this subsection].

               (iii) The Company shall have a call option on the third ----- share block if Employee does not remain continuously employed by the Company through -------------------- [approximately three
               years from the date of the agreement].   To exercise the call
               option, the Company must give notice to Employee on or before -------------------- [one month from the date previously listed in this subsection].

The purchase and sale of such shares will occur at the Company's principal office at the time and date specified in the notice. In no event, however, will the date for consummating the transaction be later than 30 days from the date of the notice. At the closing, Employee will deliver to the Company certificates representing the shares and the Company will deliver to Employee a check in the amount of the option price; provided, however, that the Company may elect to apply the proceeds against the Employee's obligation to the Company described in
Section 3 above. Notwithstanding the foregoing, the call option shall terminate in the event that the Employee is terminated by the Company for reasons other than cause, or the Employee terminates employment for good reason.

For this purpose, "cause" shall mean willful, illegal or gross misconduct, fraud, conviction of a felony, consistent gross neglect of duties, or wanton negligence by the Employee in the performance of his or her duties which is materially and demonstrably damaging the Company, and "good reason" shall mean the occurrence of any one or more of the following, without the Employee's express written consent: (a) a reduction or material alteration in the nature or status of Employee's authorities, duties, or responsibilities; (b) the Company requiring Employee to be based at a location which is more than twenty-five miles from the Company's current headquarters, or (c) a reduction in the Employee's annualized compensation.

          (b)   Employee Put Option.   The Employee shall have three separate
                -------------------
and independent put options with respect to the shares purchased under this Agreement, at the price of $----- per share. Each put option shall apply to separate ------- share blocks [equal to 1/3 of the total number of shares purchased pursuant to the agreement] of Company stock. The Employee's put options shall be as follows:

               (i) The Employee shall have a put option on the first ----- share block if Employee does not remain continuously employed by the Company through --------------- [approximately one year from the date of the agreement]. To exercise the put option, Employee must give written notice to the Company on or

                              Page 10 of 17 Pages

               before --------------- [one month from date previously listed in this subsection].

               (ii) The Employee shall have a put option on the second ------ share block if Employee does not remain continuously employed by the Company through --------------- [approximately two years from the date of the agreement]. To exercise the put option, Employee must give written notice to the Company on or before ------------ [one month from date previously listed in this subsection].

               (iii) The Employee shall have a put option on the third ------ share block if Employee does not remain continuously employed by the Company through --------------- [approximately three years
               from the date of the agreement].   To exercise the put option,
               Employee must give notice to the Company on or before ----------- [one month from date previously listed in this subsection].

     The purchase and sale of such shares will occur at the Company's principal office at the time and date specified in the notice. In no event, however, will the date for consummating the transaction be later than 30 days from the date of the notice. At the closing, Employee will deliver to the Company certificates representing the shares and the Company will deliver to Employee a check in the amount of the option price; provided, however, that the Company may elect to apply the proceeds against the Employee's obligation to the Company described in
Section 3 above.

     6.   Restrictive Legend on Shares.  The stock certificates shall bear an
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appropriate legend as determined by the Company referring to the applicable terms, conditions and restrictions under this Agreement.

     7.  No Obligation of Employment.  This option shall not impose any
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obligation on the Company to continue the employment of the Employee.

     8.   Notices.  Any notice to be given to the Company under the terms of
          -------
this Agreement shall be addressed to the Company in care of its Chief Executive Officer at the principal office of the Company in the State of Wisconsin, and any notice to be given to the Employee may be addressed to him at his address as it appears on the payroll records of the Company or any subsidiary thereof, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, marked for certified mailing, postage and certified mail fee prepaid and deposited in a post office or branch post office regularly maintained by the United States Government.

     9.   Adjustments.  If the Company shall effect a subdivision or
          -----------
consolidation of the common stock of the Company (the "Shares") or other capital readjustment, shall pay a stock dividend, or shall effect any other increase or reduction in the number of Shares outstanding without receiving consideration therefor in money, service or property, the number of Shares then remaining subject to this option and the amount payable for such shares shall be appropriately adjusted by the Company's Board of Directors.

     10.  Wisconsin Agreement.  This Agreement shall be construed under the laws
          -------------------
of Wisconsin.

     IN WITNESS WHEREOF, the Company and the Employee have signed this Agreement and agree to all of its terms, conditions and restrictions, all as of the date first above written.

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